Exhibit 99.1

CTI BioPharma Appoints David R. Parkinson, M.D., Leader in Oncology Clinical Development, to Board of Directors and Announces Board Member Resignations

SEATTLE, June 5, 2017 - CTI BioPharma Corp. (CTI BioPharma) (NASDAQ and MTA: CTIC) today announced that David R.Parkinson, M.D. has been appointed a Director of CTI BioPharma effective June 5, 2017. Dr. Parkinson has more than 20 years in oncology clinical development with executive leadership roles at major biotechnology and pharmaceutical companies. Additionally, Phillip M. Nudelman, Ph.D., has resigned as a member of the Board of Directors due to health reasons. Richard L. Love, a CTI BioPharma director, will act as Interim Chairman of the Board until the Board selects a permanent successor. Jack W. Singer, M.D., also resigned as a member of the Board. Both resignations were effective June 2, 2017. Dr. Singer will remain an employee of the Company in his role as Executive Vice President, Chief Scientific Officer, Interim Chief Medical Officer and Global Head of Translational Medicine.

“We are pleased to have David join the Board as his extensive experience in oncology drug development and regulatory affairs will be a valuable resource to CTI BioPharma as our programs progress,” said Adam R. Craig, M.D., Ph.D., President and CEO of CTI BioPharma. “We would like to thank Drs. Nudelman and Singer for their years of service on the Board.”

Dr. Parkinson has served as President and Chief Executive Officer Essa Pharmaceuticals, Inc. since 2016. Dr. Parkinson has served as a venture partner at New Enterprise Associates (NEA), Inc. since 2012 and in 2016 moved to the role of venture advisor to NEA. From 2007 until 2012, Dr. Parkinson served as President and CEO of Nodality, a biotechnology company focused on the biological characterization of signaling pathways in patients with malignancy to enable more effective therapeutics development and clinical decision-making. Dr. Parkinson has previously led oncology clinical development activities at Novartis (1997-2003), Amgen (2003-2006) and Biogen Idec (2006-2007). He worked at the National Cancer Institute from 1990 to 1997, serving as Chief of the Investigational Drug Branch, and then as Acting Associate Director of the Cancer Therapy Evaluation Program (CTEP). Dr. Parkinson is a past Chairman of the Food & Drug Administration (FDA) Biologics Advisory Committee, has also served on the FDA’s Science Board, and is a recipient of the FDA’s Cody Medal. He has held academic positions both at Tufts and at the University of Texas MD Anderson Cancer Center, and has authored over 100 peer-reviewed publications.

“I plan to work closely with management and the Board to help advance pacritinib forward as a potential treatment for patients with myelofibrosis as well as their other programs,” said Dr. Parkinson. “CTI BioPharma is working to address significant unmet medical needs in key therapeutic areas and I look forward to being a part of their efforts.”

About CTI BioPharma

CTI BioPharma Corp. is a biopharmaceutical company focused on the acquisition, development and commercialization of novel targeted therapies covering a spectrum of blood-related cancers that offer a unique benefit to patients and healthcare providers. CTI BioPharma has a late-stage development pipeline, including pacritinib for the treatment of patients with myelofibrosis. CTI BioPharma is headquartered in Seattle, Washington. For additional information and to sign up for email alerts and get RSS feeds, please visit www.ctibiopharma.com.

PIXUVRI® is a registered trademark of CTI BioPharma Corp.

Forward-Looking Statements

This press release includes forward-looking statements, which are within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding expectations with respect to the potential therapeutic utility of pacritinib, including pacritinib's potential to achieve treatment goals across patients with myelofibrosis, and expectations with respect to the future regulatory and commercialization plans. Such statements are subject to a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of the issuers' securities, including risks related to the satisfaction of regulatory and other requirements; the actions of regulatory bodies and other governmental authorities; other clinical trial results; changes in laws and regulations; product quality, product efficacy, study protocol, data integrity or patient safety issues; product development risks; and other risks identified in each of the issuer's most recent filings on Forms 10-K and 10-Q and other Securities and Exchange Commission filings.

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CTI BioPharma Contacts:

Ed Bell
+1 206-272-4345
ebell@ctibiopharma.com